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                                                                   Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-81208 of Glycogenesys, Inc. on Form S-3 of our report dated May 29, 2002, except for Note 6 as to which the date is December 18, 2002, relating to the financial statements of SafeScience Newco, Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to SafeScience Newco, Ltd.'s ability to continue as a going concern) appearing in the Annual Report on Form 10-K/A dated December 18, 2002, of Glycogenesys, Inc. for the year ended December 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/  Deloitte & Touche LLP

Boston, Massachusetts
December 18, 2002